EXHIBIT 99.2

                                   RESCISSION
                      OF ITS ACQUISITION OF JINGBO CHEMICAL


         Los Angeles, CA, January 14, 2004 - AP Henderson Group (OTCBB: APHG) announced today that pursuant to a Rescission Agreement dated December 31, 2003 between AP Henderson Group (the "Company") and Mr. Richard Henry, the Company and Mr. Henry rescinded the transaction whereby Mr. Henry previously transferred all of the capital shares of AP Henderson Ventures to the Company. AP Henderson Ventures was the wholly-owned subsidiary of the Company which in turn held all of the capital shares of Jingbo Chemical (Bo Xing) Co., Ltd. ("Jingbo"), a Chinese foreign direct investment enterprise that was the Company's sole operating subsidiary.

On January 15, 2003, the Company and Mr. Henry entered into that certain Purchase Agreement ("Purchase Agreement") dated January 15, 2003 pursuant to which Mr. Henry transferred to the Company all of the outstanding capital shares ("AP Ventures Shares") of the common stock of AP Henderson Ventures, a Nevada corporation ("AP Ventures"), in exchange for the Company's issuance of 5,625,000 shares ("AP Henderson Shares") of common stock of the Company to Mr. Henry (the "Reorganization"). AP Ventures had been organized on December 31, 2002 for the purpose of acquiring all of the capital shares of Jingbo from Mr. Henry. At all times following the Reorganization, Mr. Henry has served as the Chairman of the Board and Chief Executive Officer of the Company and has owned in excess of 85% of the outstanding common shares of the Company.

Pursuant to the Rescission Agreement, Mr. Henry has returned to the Company for cancellation all of the AP Henderson Shares and the Company has returned to Mr. Henry all of the AP Ventures Shares. Prior to the Rescission Agreement, AP Ventures had served as a wholly-owned subsidiary of the Company and held all of the Company's assets and operations by way of its ownership of Jingbo, which in turn held all of the Company's operating assets. After giving effect to the rescission transaction, the Company presently has no assets or operations. The Company is presently looking for suitable companies or businesses for acquisition

FORWARD LOOKING STATEMENTS

The statements contained in this press release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. The Company intends that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. These statements, and other forward looking statements, are not guarantees of future performance and involve risks and uncertainties as more fully described in the Company's periodic filings with the Securities and Exchange Commission.

Contact Richard Henry at (213) 538-1203 for more information.